Exhibit 10.56
FIRST AMENDMENT TO 2024 REVOLVING CREDIT AGREEMENT

        This FIRST AMENDMENT TO 2024 REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of May 10, 2019, is entered into by and among (a) THE TJX COMPANIES, INC., a Delaware corporation (the “Borrower”), (b) U.S. BANK NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), and (c) each of the lenders party hereto (each individually, a “Lender” and collectively, the “Lenders”).

        WHEREAS, the Borrower, the Lenders and the Administrative Agent, among others, are parties to that certain 4-Year Revolving Credit Agreement, dated as of March 11, 2016 (the “Credit Agreement”), pursuant to which the Lenders, upon certain terms and conditions, have agreed to make Revolving Loans (as defined therein) to the Borrower;

        WHEREAS, the Borrower has requested and the Lenders and the Administrative Agent are willing to amend the Credit Agreement as more fully provided herein; and

        NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        Section 1. Defined Terms.  Capitalized terms used but not defined herein shall have the same meanings herein as in the Credit Agreement, as amended hereby.

        Section 2. Amendments to the Credit Agreement. (a) Effective as of the First Amendment Effective Date (defined below), the Credit Agreement (except as specifically referenced in this Section 2, excluding the schedules and exhibits thereto, which shall remain in full force and effect) is hereby amended as set forth in Annex I attached hereto such that all of the newly inserted double underlined text (indicated textually in the same manner as the following example: double-underlined text) and any formatting changes attached hereto shall be deemed to be inserted and all stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) shall be deemed to be deleted therefrom.

        (b) Schedules 2.01 and 10.02 to the Credit Agreement are hereby amended by replacing each such Schedule with the corresponding new Schedule attached hereto as Annex II.

(c) Exhibit C to the Credit Agreement is hereby amended by replacing such Exhibit with the new Exhibit attached hereto as Annex III.

(d) References in the Loan Documents, including any schedules or exhibits thereto, to the Credit Agreement as amended hereby are hereby amended by replacing references to the “4-Year Revolving Credit Agreement” with the “2024 Revolving Credit Agreement”.

        Section 3. Affirmation and Ratification by the Borrower.  The Borrower hereby ratifies and confirms all of its Obligations to the Lenders and the Administrative Agent, including, without limitation, the Revolving Loans, and the Borrower hereby affirms its absolute and unconditional promise to pay to the Lenders and the Administrative Agent the Revolving Loans and all other amounts due under the Credit Agreement as amended hereby. Except as expressly amended hereby, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement, together with this Amendment, shall be read and construed as a single agreement. All references in the Loan Documents to the Credit Agreement or any other Loan Document shall hereafter refer to the Credit Agreement or any other Loan Document as amended hereby.

        Section 4. Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and Administrative Agent as follows:

(a)the representations and warranties of the Borrower contained in Article V of the Credit Agreement are with respect to representations and warranties that contain a qualification as to materiality, true and correct in all respects (after giving effect to any such qualification therein), and with respect to representations and warranties that do not contain a qualification as to materiality, true and correct in all material respects, in each case as of the date hereof (other than the representation and warranty set forth in Section 5.05) except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be (i) with respect to representations and warranties that contain a qualification as to materiality, true and correct in all respects (after giving effect to any such qualification therein), and (ii) with respect to representations and warranties that do not contain a qualification as to materiality, true and correct in all material respects, in each case on and as of such earlier date, except that for purposes of this clause (a), the representations and warranties contained in Section 5.04 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) of the Credit Agreement;
(b)the Borrower has the requisite corporate or other organizational power and authority to execute, deliver and perform this Amendment;
(c)neither the execution and delivery by the Borrower of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions thereof will (i) violate, in any material respect, any law, rule, regulation, order, writ, judgment, injunction, decree or arbitral award binding on the Borrower, (ii) violate the Borrower’s Organization Documents, (iii) violate the provisions of any material indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder;
(d)this Amendment, the Credit Agreement as amended hereby and each other Loan Document to which the Borrower is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally) and is in full force and effect; and
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(e)as of the date hereof, no Default or Event of Default has occurred and is continuing.
Section 5. Conditions to Effectiveness.  This Amendment shall become effective as of the date first written above (the “First Amendment Effective Date”) upon the satisfaction of the following conditions:

(a)The Administrative Agent shall have received executed counterparts of this Amendment, from each of the Borrower and the Lenders;
(b)The Administrative Agent shall have received a copy of the certificate of incorporation (or comparable constitutive document) of the Borrower, together with all amendments thereto, certified by the Secretary, Assistant Secretary, or other appropriate officer of the Borrower, and a certificate of good standing, certified by the appropriate governmental officer of its jurisdiction of organization, together with a copy, certified by a Responsible Officer of the Borrower, as applicable, of its by-laws (or any comparable constitutive laws, rules or regulations) and of the resolutions of the finance committee of the board of directors of the Borrower authorizing the execution of this Amendment, and an incumbency certificate, executed by a Responsible Officer the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign this Amendment;
(c)The Administrative Agent shall have received a fully executed copy of the First Amendment to the 2022 Revolving Credit Agreement, which shall be in full force and effect;
(d)There shall not have occurred since February 2, 2019 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect;
(e)The Administrative Agent shall have received the payment of all fees and expenses required to be paid under the Commitment Letter and Fee Letter, each dated April 11, 2019 (including, without limitation, fees, charges and disbursements of counsel to the Administrative Agent); and
(f)At least three (3) Business Days prior to the First Amendment Effective Date, all documentation and other information about the Borrower that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, that has been requested in writing by any Lender at least 10 business days prior to the First Amendment Effective Date shall have been provided to the requesting Lenders.
        Section 6. Miscellaneous Provisions.

(a) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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(b) This Amendment shall constitute a Loan Document under the Credit Agreement and all obligations included in this Amendment (including, without limitation, all obligations for the payment of fees and other amounts and expenses) shall constitute Obligations under the Credit Agreement.

(c) This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

(d) In the manner provided, and subject to the limitations, in Section 10.04 of the Credit Agreement, the Borrower hereby agrees to pay to all reasonable out of pocket fees and expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the preparation, negotiation, execution and delivery of this Amendment (whether or not the transactions contemplated hereby are consummated).

(e) This Amendment shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and permitted assigns in accordance with the terms of the Credit Agreement.

(f) This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior understandings or agreements which may have existed with respect thereto. Except as expressly provided herein, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Administrative Agent or any Lender under the Credit Agreement or the other Loan Documents, nor alter, modify, amend or in any way affect any of the obligations or covenants contained in the Credit Agreement or any of the other Loan Documents, all of which are ratified and confirmed in all respects and shall continue in full force and effect. To the extent there is any inconsistency between the terms and provisions of any Loan Document and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern.

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        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

THE TJX COMPANIES, INC., AS BORROWER

By: /s/ Mary B. Reynolds
Name: Mary B. Reynolds
Title: Senior Vice President, Corporate Treasurer; Treasurer

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

By: /s/ Joyce P. Dorsett
Name: Joyce P. Dorsett
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, AS A LENDER

By: /s/ Joyce P. Dorsett
Name: Joyce P. Dorsett
Title: Senior Vice President

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, AS CO-SYNDICATION AGENT AND A LENDER

By: /s/ Jaime E. Mariano
Name: Jaime E. Mariano
Title: Senior Vice President #21440

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., AS CO- SYNDICATION AGENT AND A LENDER

By: /s/ Devin Roccisano
Name: Devin Roccisano
Title: Executive Director
[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

BANK OF AMERICA, N.A., AS CO- DOCUMENTATION AGENT AND A LENDER

By: /s/ Alexandra Korchmar
Name: Alexandra Korchmar
Title: Associate

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, AS A LENDER

By: /s/ Ming K. Chu
Name: Ming K. Chu
Title: Director
By: /s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

DEUTSCHE BANK SECURITIES INC., AS CO-DOCUMENTATION AGENT

By: /s/ Ming K. Chu
Name: Ming K. Chu
Title: Director
By: /s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President
[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS A CO-DOCUMENTATION AGENT AND A LENDER

By: /s/ Carl Hinrichs
Name: Carl Hinrichs
Title: Director

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

THE BANK OF NEW YORK MELLON, AS A LENDER

By: /s/ Diane Demmler
Name: Diane Demmler
Title: Director

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

THE BANK OF NOVA SCOTIA, AS A LENDER

By: /s/ Michael Grad
Name: Michael Grad
Title: Director

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, AS A LENDER

By: /s/ Marianne T. Meil
Name: Marianne T. Meil
Title: Senior Vice President

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

NATIONAL WESTMINSTER BANK PLC, AS A LENDER

By: /s/ Krishan Patel
Name: Krishan Patel
Title: Vice President

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

SUNTRUST BANK, AS A LENDER

By: /s/ Steve Curran
Name: Steve Curran
Title: Director

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

TD BANK, N.A., AS A LENDER

By: /s/ Craig Welch
Name: Craig Welch
Title: Senior Vice President

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

BARCLAYS BANK PLC, AS A LENDER

By: /s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

CITIZENS BANK, N.A., AS A LENDER

By: /s/ Matthew Possanza
Name: Matthew Possanza
Title: Assistant Vice President

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

COMMERZBANK AG, NEW YORK BRANCH, AS A LENDER

By: /s/ Veli-Matti Ahonen
Name: Veli-Matti Ahonen
Title: Vice President

COMMERZBANK AG, NEW YORK BRANCH, AS A LENDER
By: /s/ Caio Kac
Name: Caio Kac
Title: Director

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

FIFTH THIRD BANK, AS A LENDER

By: /s/ Todd S. Robinson
Name: Todd S. Robinson
Title: VP

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, AS A LENDER
By: /s/ Cheryl L. Sekelsky
Name: Cheryl L. Sekelsky
Title: Vice President

[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

SANTANDER BANK, N.A., AS A LENDER
By: /s/ Andres Barbosa
Name: Andres Barbosa
Title: Executive Director

By: /s/ Zara Kamal
Name: Zara Kamal
Title: Vice President
[Signature Page to First Amendment to 2024 Revolving Credit Agreement]

Annex I
(Attached)

EXECUTION VERSION

Published CUSIP Numbers: 88873CAL6 88873CAM4
~~4-YEAR~~2024 REVOLVING CREDIT AGREEMENT
Dated as of March 11, 2016,
as amended by the First Amendment to 2024 Revolving Credit Agreement, dated as of May 10, 2019, among
THE TJX COMPANIES, INC.,
as the Borrower,
THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as the Lenders,
U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent,

HSBC BANK USA, NATIONAL ASSOCIATION,
and
JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents,
and
BANK OF AMERICA, N.A.,
DEUTSCHE BANK SECURITIES INC.,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

U.S. BANK NATIONAL ASSOCIATION,
as Left Lead Arranger & Bookrunner,
HSBC BANK USA, NATIONAL ASSOCIATION,
JPMORGAN CHASE BANK, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
DEUTSCHE BANK SECURITIES INC.,
and
WELLS FARGO SECURITIES, LLC,
as Lead Arrangers and Bookrunners

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        -ii-

(continued)

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(continued)

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(continued)

10.19.Acknowledgement and Consent to Bail-In of EEA Financial Institutions..80
10.20. Time of the Essence...................................................................................81
10.21. Entire Agreement.......................................................................................81

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SCHEDULES

Schedule 2.01 Commitments
Schedule 5.08 Subsidiaries
Schedule 10.02 Notices

EXHIBITS

Exhibit A Form of Revolving Loan Notice
Exhibit B Form of Note
Exhibit C Form of Compliance Certificate
Exhibit D-1 Form of Assignment and Assumption
Exhibit D-2 Form of Administrative Questionnaire

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CREDIT AGREEMENT
This ~~4-YEAR~~2024 REVOLVING CREDIT AGREEMENT (“Agreement”) is entered into as of March 11, 2016~~,~~ (as amended by the First Amendment to the 2024 Revolving Credit Agreement, dated as of May 10, 2019), among THE TJX COMPANIES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (together with their successors and permitted assigns, collectively, the “Lenders” and each, individually, a “Lender”), U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent, HSBC BANK USA, NATIONAL ASSOCIATION and JPMORGAN CHASE BANK, N.A., as Co-Syndication Agents, and BANK OF AMERICA, N.A., DEUTSCHE BANK SECURITIES INC. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.
The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01.Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“~~2021~~2022 Revolving Credit Agreement” means that certain ~~5-Year~~2022 Revolving Credit Agreement, dated as of March 11, 2016, among the Borrower, U.S. Bank, as the administrative agent, and the other financial institutions signatory thereto, as amended, restated, replaced, supplemented or otherwise modified and in effect from time to time.
“Additional Commitment Lender” has the meaning specified in Section 2.19(d).
“Administrative Agent” means U.S. Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders. The initial Aggregate Commitments hereunder are Five Hundred Million and 00/100 Dollars ($500,000,000).
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Amended and Restated Commitment Letter” means that certain amended and restated commitment letter, dated as of February 5, 2016, among the Borrower, the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents and the Lead Arrangers.
“Anti-Corruption Laws” means all applicable Laws of the United States, Canada and the United Kingdom from time to time in effect relating to bribery or corruption, including but not limited to the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.
“Anti-Corruption Prohibited Activity” means any action that violates applicable Anti-Corruption Laws.
“Applicable Facility Fee Rate” means, as of any date, a percentage per annum determined by reference to the Debt Rating applicable on such date as set forth below:

	Level I	Level II	Level III	Level IV	Level V
Debt Ratings	At Least AA- From S&P or Aa3 From Moody’s	At Least A+ From S&P or A1 From Moody’s	At Least A From S&P or A2 From Moody’s	At Least A- From S&P or A3 From Moody’s	BBB+ or Lower From S&P or Baa1 or Lower From Moody’s
Facility Fee	0.05%	0.06%	0.07%	0.09%	0.125%

Initially, the Applicable Facility Fee Rate shall be determined based upon the Debt Rating in effect on the Closing Date. Thereafter, each change in the Applicable Facility Fee Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Debt Rating applicable on such date as set forth below:

	Level I	Level II	Level III	Level IV	Level V
Debt Ratings	At Least AA- From S&P or Aa3 From Moody’s	At Least A+ From S&P or A1 From Moody’s	At Least A From S&P or A2 From Moody’s	At Least A- from S&P or A3 From Moody’s	BBB+ or Lower From S&P or Baa1 or Lower From Moody’s
Eurodollar Rate +	0.575%	0.69%	0.805%	0.91%	1.00%
Base Rate +	0%	0%	0%	0%	0%

Initially, the Applicable Margin shall be determined based upon the Debt Rating in effect on the Closing Date. Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.18. If the commitment of each Lender to make Revolving Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended January 31, 2015 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Revolving Loans pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank” means a commercial bank or a savings and loan association.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) the Eurodollar Rate for a one-month Interest Period plus 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.01.
“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP~~; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP~~ as in effect immediately prior to the ~~Closing Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capitalized Leases) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such leases to be recharacterized as Capitalized Leases.~~adoption of ASC 842.
~~“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.~~
“Card Issuer” has the meaning specified in Section 7.02(n).
“Card Holder” has the meaning specified in Section 7.02(n).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental

Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the acquisition by any Person or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) of Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the outstanding shares of voting stock of the Borrower, other than in connection with any transaction or transactions in which the Borrower shall become the Subsidiary of a Parent Company, and thereafter, the foregoing shall instead apply to such Parent Company.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Co-Documentation Agents” means, collectively, Bank of America, N.A., Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, each in its capacity as co-documentation agent under the Loan Documents, or any successor co-documentation agent.
“Co-Syndication Agents” means, collectively, HSBC Bank USA, National Association and JPMorgan Chase Bank, N.A., each in its capacity as co-syndication agent under the Loan Documents, or any successor co-syndication agent.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Commitment” means the sum of (a) the Aggregate Commitments hereunder and (b) the “Aggregate Commitments” under and as defined in the ~~2021~~2022 Revolving Credit Agreement.
“Commitment” means, as to each Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense, including payments in the nature of interest under ~~Capitalized~~Finance Lease Obligations and the discount or implied interest component of Off-Balance Sheet Liabilities, payable by the Borrower and its Subsidiaries for such period on a consolidated basis in accordance with GAAP.
~~“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period determined in accordance with GAAP; provided, that there shall be excluded from such amount (i) the income (or loss) of any Person that is not a Subsidiary of the Borrower, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (ii) except as provided in the definition of “Pro Forma Basis” and Section 1.03(c), the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries and (iii) any net after-tax effect of gains or losses attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower.~~
“Consolidated ~~Rentals~~Lease Expense” means, (i) for any period ending on or prior to February 2, 2019, the aggregate rental amounts payable by the Borrower and its Subsidiaries for such period under any lease of Property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more (but does not include any amounts payable under Capitalized Leases), determined in accordance with GAAP and consistent with the manner that “rental expenses” were calculated by the Borrower for the purposes of reporting in the Borrower’s Annual Report on Form 10-K filed with the SEC on March 31, 2015; provided, however, that there shall be excluded from such calculation rentals in respect of discontinued operations, disposed operations and other store closings reflected in the Borrower’s consolidated financial statements (or the footnotes thereto) to the extent such rentals relate to operations for which a charge has been taken and/or reserve established in accordance with GAAP and which do not exceed the amount of such charge and/or reserve, the amount of which charge and/or reserve has been established consistent with GAAP~~.~~; and (ii) for any period ending after February 2, 2019, the aggregate rental amounts payable by the Borrower and its Subsidiaries for such period under any lease of Property classified as an Operating Lease having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more (but does not include any amounts payable under Finance Leases), determined in accordance with GAAP and consistent with the manner that “operating lease cost” is calculated by the Borrower for the purposes of reporting in the Borrower’s Quarterly Report on Form 10-Q for the fiscal quarter ending May 4, 2019.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period determined in accordance with GAAP; provided, that there shall be excluded from such amount (i) the income (or loss) of any Person that is not a Subsidiary of the Borrower, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (ii) except as provided in the definition of “Pro Forma Basis” and Section 1.03(c), the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries and (iii) any net after-tax effect of gains or losses attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower.
“Consolidated Total Assets” means, as of the date of any determination thereof, the total assets of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding the amount of Operating Lease “right-of-use assets” under GAAP.
“Contingent Obligation” of a Person means any agreement, written undertaking or contractual arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the financial or monetary obligation or financial or monetary liability of any other Person (excluding customary indemnification obligations arising from a purchase and sale agreement negotiated at arm’s length and typical for transactions of a similar nature), or agrees in writing to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person in writing against loss, including, without limitation, any operating agreement, takeorpay contract or application for or reimbursement agreement with respect to a letter of credit.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; and (c) if no Debt Ratings exist, Pricing Level V shall apply.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to such Revolving Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Loans, within three Business Days of the date required to be funded by it hereunder, unless such failure is due to such Lender’s good faith determination that a condition precedent to funding has not been satisfied, (b) has notified the Borrower, the Administrative Agent, or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, unless such notification or public statement is due to such Lender’s good faith determination that a condition precedent to funding has not been satisfied, or under other agreements generally in which it commits to extend credit or (c) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Disqualified Stock” means, for any Person, any capital stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Revolving Loans and all other Obligations that are accrued and payable and the termination of the Commitments), or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date.
“Division” has the meaning specified in Section 1.07.
“Dollar” and “$” mean lawful money of the United States.
“EBITDAR” for any period means the sum, without duplication, of: (a) Consolidated Net Income during such period, plus (to the extent deducted in determining Consolidated Net Income) (b) all provisions for any foreign, federal, state and local taxes paid or accrued by the Borrower or any of its Subsidiaries during such period, plus (to the extent deducted in determining Consolidated Net Income) (c) Consolidated Interest Expense of the Borrower or any of its Subsidiaries during such period, minus (to the extent included in determining Consolidated Net Income) (d) extraordinary gains (and any unusual gains whether or not arising in the ordinary course of business not included in extraordinary gains) to the extent not included in income from continuing operations, plus (to the extent deducted in determining Consolidated Net Income) (e) consolidated depreciation, plus (to the extent deducted in determining Consolidated Net Income) (f) consolidated amortization expense, including without limitation, amortization of goodwill and other intangible assets and other non-cash charges but excluding reserves for future cash charges, plus (to the extent deducted in determining Consolidated Net Income) (g) Consolidated ~~Rentals~~Lease Expense, plus (to the extent deducted in determining Consolidated Net Income) (h) extraordinary losses (and any unusual losses whether or not arising in the ordinary course of business not included in extraordinary losses) to the extent not deducted from income from continuing operations, plus (to the extent deducted in determining Consolidated Net Income) (i) noncash nonrecurring charges, plus (to the extent deducted in determining Consolidated Net Income) (j) restructuring charges (for the avoidance of doubt, including reserves for restructuring charges) not to exceed the greater of (x) $300,000,000 and (y) 5% of EBITDAR with respect to any Test Period (prior to giving effect to such addback) and plus (to the extent deducted in determining Consolidated Net Income) (k) expenses associated with the Borrower’s stock option plans; all of such items as determined in accordance with GAAP.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; and (b) for purposes of Section 8.01 only, “ERISA Event” shall also include (i) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by the Borrower or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization or is terminating under Section 4041A of ERISA; (iii) the filing by the Borrower or any ERISA Affiliate of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA; (v) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the determination that any Pension Plan is considered a plan in at-risk status as of the most recent valuation date under Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (vii) the receipt by the Borrower or any ERISA Affiliate of notice under Section 432(b)(3)(D) of the Code or Section 305(b)(3)(D) of ERISA that a Multiemployer Plan is in endangered or critical status;

or (viii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Eurodollar Base Rate” means, for any Interest Period, the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on the applicable Reuters Screen (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; provided that, if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder or under any Loan Document, (a) Taxes imposed on or measured by its net income (however denominated) or net worth, and franchise (and similar) Taxes imposed on it (in lieu of such Taxes), (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or performed its obligations or having received a payment under, or enforced its rights or remedies under, this Agreement or any other Loan Document), (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding Tax that is imposed under Section 3406 of the Code on a recipient that is a “United States Person” (as defined in Section 7701(a)(30) of the Code), (d) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States federal withholding Tax that is required to be imposed on amounts payable to such Lender pursuant to the Laws in force at the time such Lender becomes a party hereto, changes its place of organization, or designates a new Lending Office, except in each case to the extent that such Lender was entitled, immediately prior to changing its place of organization or designating a new Lending Office, or such Lender’s assignor (if any) was entitled, immediately prior to the assignment, to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Sections 3.01(a)(ii) or (c), (e) any Tax attributable to such recipient’s failure or inability (other than as a result of a Change in Law occurring after the time such recipient becomes a party hereto, changes its place of organization, or, in the case of a Lender, designates a new Lending Office) to comply with Section 3.01(e) (determined without regard to any exception in Section 3.01(e) relating to whether such recipient is legally entitled to comply with the provisions of Section 3.01(e)), and (f) any United States federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain 5-Year Revolving Credit Agreement dated as of June 4, 2012, as amended, by and among the Borrower, Citizens Bank, N.A. (formerly known as RBS Citizens, N.A.), as the administrative agent, and a syndicate of lenders.
“Existing Maturity Date” has the meaning specified in Section 2.19(a).
“Extending Lender” has the meaning specified in Section 2.19(e).
“Extension Date” has the meaning specified in Section 2.19(c).
“Facility Fee” has the meaning specified in Section 2.10(a).
“Facility Fee Calculation Period” has the meaning specified in Section 2.10(a).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code and any regulations thereunder and official interpretations thereof, regardless, for the avoidance of doubt, of the date such regulation or other official interpretation is published, issued or adopted, and any agreement entered into pursuant thereto and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means, collectively, (a) that certain fee letter dated January 15, 2016 by and between the Borrower and U.S. Bank and (b) those certain fee letters dated February 5, 2016 by and between the Borrower and each of (i) HSBC Bank USA, National Association, (ii) JPMorgan Chase Bank, N.A., (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, (iv) Deutsche Bank Securities, Inc. and (v) Wells Fargo Securities, LLC.
“Finance Lease” means any lease of Property classified as a “finance lease” under GAAP, but excluding, for the avoidance of doubt, any Operating Leases or any other non-finance leases.
“Finance Lease Obligations” of a Person means the amount of the obligations of such Person under Finance Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“First Amendment Effective Date” means May 10, 2019, the effective date of the First Amendment to this Agreement.
“Foreign Lender” means any Lender or an Administrative Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code).
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Funded Debt” of any Person means, without duplication, all obligations of such Person for money borrowed (whether or not such obligations have a maturity in excess of one year) which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include (a) (i) all ~~Capitalized~~Finance Lease Obligations of such Person and (ii) the capitalized amount of all Operating Leases of such Person consistent with the manner that such amount was calculated by the Borrower for the purposes of reporting in the Borrower’s Quarterly Report on Form 10-Q for the fiscal quarter ending May 4, 2019 and (b) all Contingent Obligations of such Person with respect to money borrowed (for the avoidance of doubt, including reimbursement obligations with respect to standby letters of credit), but shall exclude (i) notes, bills and checks presented in the ordinary course of business by such Person to banks for collection or deposit, (ii) with reference to the Borrower and its Subsidiaries, all obligations of the Borrower and its Subsidiaries of the character referred to in this definition to the extent owing to the Borrower or any Subsidiary, (iii) bankers acceptances which, in accordance with GAAP, are classified as accounts payable and (iv) reimbursement obligations with respect to trade letters of credit incurred in the ordinary course of business. Without in any way limiting the foregoing, Funded Debt of the Borrower shall include all Revolving Loans outstanding under this Agreement and all “Loans” outstanding under and as defined in the ~~2021~~2022 Revolving Credit Agreement.
“GAAP” means, subject to Section 1.03 hereof, generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate, commodity or foreign currency exchange swap, cap or collar arrangement, forward foreign currency contract or any other derivative product customarily offered by banks or other financial institutions to their customers in order to reduce the exposure of such customers to interest rate, exchange rate and commodity price fluctuations.
“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than (i) trade payables or accounts payable and (ii) bankers acceptances classified in accordance with GAAP as accounts payable, in each case arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances (to the extent not classified as accounts payable in accordance with GAAP), or other similar instruments, (e) ~~Capitalized~~Finance Lease Obligations, (f) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (g) all Off-Balance Sheet Liabilities of such Person, (h) net obligations in respect of Hedging Agreements (to the extent a liability is created), (i) all Disqualified Stock, (j) reimbursement obligations with respect to standby letters of credit and (k) any other obligation in writing for borrowed money or financial accommodation with respect to other items included in the definition of Indebtedness above which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, but excluding, in any event, (i) amounts payable by such Person in respect of covenants not to compete, and (ii) with reference to the Borrower and its Subsidiaries, all obligations of the Borrower and its Subsidiaries of the character referred to in this definition to the extent owing to the Borrower or any Subsidiary of the Borrower.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Inspection” has the meaning specified in Section 6.10.
“Intellectual Property” means (i) any and all intangible personal property consisting of intellectual property, whether or not registered with any governmental entity, including, without limitation, franchises, licenses, patents, technology and know-how, copyrights, trademarks, trade secrets, service marks, logos and trade names and (ii) any and all contract rights (including, without limitation, applications for governmental registrations, license agreements, trust agreements and assignment agreements) creating, evidencing or conveying an interest or right in or to any of the intellectual property described in the preceding clause (i).
“Interest Payment Date” means, (a) as to any Revolving Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Revolving Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar quarter and the Maturity Date.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six or, upon consent of all of the Lenders, twelve months or less than one month thereafter, as selected by the Borrower in its Revolving Loan Notice; provided that:
(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii) no Interest Period shall extend beyond the Maturity Date.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lead Arrangers” means, collectively, U.S. Bank, HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A., ~~Merrill Lynch, Pierce, Fenner & Smith Incorporated~~BofA Securities, Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC in their respective capacities as Lead Arrangers.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Leverage Ratio” means, with respect to the last day of any fiscal quarter, the ratio of:
(i) ~~the sum of (a)~~ Funded Debt of the Borrower and its Subsidiaries on a consolidated basis on such day, ~~plus (b) an amount equal to the product of four (4) multiplied by Consolidated Rentals for the period of four consecutive fiscal quarters ending on such day~~
to
(ii) EBITDAR of the Borrower and its Subsidiaries on a consolidated basis for the period of four consecutive fiscal quarters ending on such day.
“LIBOR Successor Rate” has the meaning specified in Section 3.03(b).
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any ~~financing lease having substantially the same economic effect as any of the foregoing~~Finance Lease).
“Loan Documents” means this Agreement, each Note and the Fee Letters.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its Subsidiaries on a consolidated basis, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or any material rights or remedies of the Administrative Agent or the Lenders thereunder.
“Material Indebtedness” means Indebtedness which, individually, or in the aggregate, exceeds the Threshold Amount.
“Material Subsidiary” means, as of any date of determination, (a) each Subsidiary of the Borrower (i) the total assets (excluding the amount of Operating Lease “right-of-use assets” under GAAP) of which at the last day of the most recent period for which financial statements were required to be delivered pursuant to Section 6.01(a) or 6.01(b) were equal to or greater than 5.0% of Consolidated Total Assets at such date or (ii) the gross revenues of which for the most recent period for which financial statements were required to be delivered pursuant to Section 6.01(a) or 6.01(b) were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP and (b) each other Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) that, when such Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) would constitute a Material Subsidiary under clause (a) above.
“Maturity Date” means the later of (a) ~~March 11, 2020~~May 10, 2024 and (b) if maturity is extended pursuant to Section 2.19, such extended maturity date as determined pursuant to such Section; provided, however, in each case, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 10.09.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan as defined in Section 4001(a)(3) of ERISA and subject to the provisions of Title IV of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Non-Extending Lender” has the meaning specified in Section 2.19(b).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit B.
“Notice Date” has the meaning specified in Section 2.19(b).
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Revolving Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Off-Balance Sheet Liability” ~~of a Person~~ means (i) any non-contingent repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of accounts or any other obligation of such Person or such transferor to purchasers/transferees of interests in accounts or notes receivable or the agent for such purchasers/transferees)~~,~~ or (ii~~) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any financing lease or Synthetic Lease or “tax ownership operating lease” transaction entered into by such Person, including any Synthetic Lease Obligations, or (iv~~) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (~~iv~~ii) Operating Leases.
“Operating Lease” ~~of a Person~~ means any lease of Property ~~(other than a Capitalized Lease) by such Person as lessee~~classified as an “operating lease” under GAAP.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are imposed both (i) as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or performed its obligations or having received a payment under, or enforced its rights or remedies under, this Agreement or any other Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document) and (ii) with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of the Borrower or other transfer (other than an assignment or designation of a new office made pursuant to Section 3.06(b)). For the avoidance of doubt, “Other Taxes” shall not include any Excluded Taxes.
“Outstanding Amount” means the aggregate outstanding principal amount of Revolving Loans on any date after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date.
“Parent Company” means any Person so long as such Person directly or indirectly beneficially owns 100% of the outstanding shares of voting stock of the Borrower, and immediately following the acquisition by such Person of such shares, 100% of the outstanding shares of voting stock of such Person are beneficially owned (directly or indirectly) by the same Persons and in the same proportions as the outstanding shares of voting stock of the Borrower immediately prior to such acquisition.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (including a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.01.
“Pricing Level” means the applicable pricing level for (a) the Applicable Margin or (b) the Applicable Facility Fee Rate.
“Pro Forma Basis” means, in connection with any Specified Transaction by the Borrower or any Subsidiary of the Borrower during the applicable Test Period, the pro forma calculation of compliance with the maximum Leverage Ratio covenant set forth in Section 7.04 made as if the assets, business or Person acquired or disposed of, as applicable, in connection with such Specified Transaction were acquired or disposed of, as applicable, on the first day of the applicable Test Period and all Indebtedness created, incurred, issued, assumed, repaid, discharged, satisfied, redeemed or defeased during the applicable Test Period in connection with such Specified Transaction had been created, incurred, issued, assumed, repaid, discharged, satisfied, redeemed or defeased on the first day of the applicable Test Period.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Public Lender” has the meaning specified in Section 6.01.
“Register” has the meaning specified in Section 10.06(c).
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stocks.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.07(b).
“Removal Notice” has the meaning specified in Section 9.07(b).
“Reportable Event” means a reportable event as defined in Section 4043(c) of ERISA and the regulations issued under such section, with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043 of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to make the minimum required contribution under Section 430(a) or Section 412 of the Code and under Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with Section 4043(a) of ERISA, unless, in any case, any such failure to make the minimum required contribution is corrected within sixty (60) days of its occurrence.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Revolving Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.
“Responsible Officer” means the chief executive officer, president, senior executive vice president, chief financial officer, treasurer, executive vice president – finance, senior vice president – finance, assistant treasurer or controller of the Borrower and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Sanctioned Country” means, at any time, any country, region or territory which is itself, or whose government is, the subject or target of any comprehensive Sanctions.
“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the government of the United Kingdom or the government of Canada, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned directly or indirectly by any of the above.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council or Her Majesty’s Treasury of the United Kingdom or (c) the Canadian government.
“S&P” means Standard & Poor’s Rating Services and any successor thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Single Employer Plan” means a Plan, if any, maintained by the Borrower or any ERISA Affiliate for employees of the Borrower or any ERISA Affiliate. The term “Single Employer Plan” does not include any Multiemployer Plan.
“Specified Transaction” means any acquisition or disposition by sale of any Person, business or assets constituting a business by the Borrower or any Subsidiary of the Borrower.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (i) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person, to the extent such entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Substantial Portion” means, with respect to the Property of any Person and its Subsidiaries, Property which in any individual transaction or series of related transactions (i) represents more than 10% of the  ~~consolidated~~Consolidated Total Assets (excluding the amount of Operating Lease “right-of-use assets” under GAAP) of such Person and its Subsidiaries as would be shown in the consolidated financial statements of such Person and its Subsidiaries as at the beginning of the fiscal year of such Person in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales of such Person and its Subsidiaries as reflected in the consolidated financial statements of such Person and its Subsidiaries for the most recently-ended fiscal year of such Person.
~~“Synthetic Lease” means a so-called “synthetic” lease that is not treated as a capital lease under GAAP, but that is treated as a financing under the Code.~~
~~“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).~~
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time.
“Threshold Amount” means $125,000,000.
“Total Outstandings” means the aggregate Outstanding Amount of all Revolving Loans.
“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“United States” and “U.S.” mean the United States of America.
“U.S. Bank” means U.S. Bank, National Association.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02.Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03.Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein, and including, for the avoidance of doubt, giving effect to FASB ASC 842 as adopted by the Borrower. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio, covenant or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio, covenant or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio, covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, covenant or requirement made before and after giving effect to such change in GAAP.
(c)Pro Forma Adjustments. For purposes of determining compliance with Section 7.04 with respect to any Test Period during which any Specified Transaction occurs, the Leverage Ratio shall be calculated with respect to such Test Period and such Specified Transaction on a Pro Forma Basis, as provided in such Section.
1.04.Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05.Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable) in the United States.
1.06.[Intentionally Omitted].
1.07.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II.
THE COMMITMENTS AND BORROWINGS
2.01.Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02.Borrowings, Conversions and Continuations of Revolving Loans.

(a)Each Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $15,000,000 or a whole multiple of $5,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than ~~1:00~~2:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. On and after the Closing Date and upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default or an Event of Default, no Revolving Loans may be requested as Eurodollar Rate Loans without the consent of the Required Lenders. During the existence of an Event of Default, no Revolving Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)After giving effect to all Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Revolving Loans.
2.03.[Intentionally Omitted].
2.04.[Intentionally Omitted].
2.05.[Intentionally Omitted].
2.06.Prepayments.
(a)The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 2:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Revolving Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Revolving Loans in an aggregate amount equal to such excess.
2.07.Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $15,000,000 or any whole multiple of $2,500,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.08.Repayment of Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.
2.09.Interest.
(a)Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
(b)(i) If any amount of principal of any Revolving Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)If any amount (other than principal of any Revolving Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Revolving Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.10.Fees
(a)Facility Fee. In consideration of the Commitments made available by the Lenders hereunder, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee (the “Facility Fee”) on such Lender’s Commitment amount computed at a per annum rate for each day during the applicable Facility Fee Calculation Period (hereinafter defined) equal to the Applicable Facility Fee Rate. The Facility Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and the Maturity Date) for the immediately preceding calendar quarter (or portion thereof) (each such calendar quarter or portion thereof for which the Facility Fee is payable hereunder being herein referred to as a “Facility Fee Calculation Period”), beginning with the first of such dates to occur after the Closing Date. The Facility Fee shall be calculated for actual days elapsed on the basis of a 360-day year.
(b)Other Fees. (i) The Borrower shall pay to the Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in their respective Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
2.11.Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Revolving Loan for the day on which the Revolving Loan is made, and shall not accrue on a Revolving Loan, or any portion thereof, for the day on which the Revolving Loan or such portion is paid, provided that any Revolving Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.12.Evidence of Debt. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business and by the Administrative Agent through the maintenance of a Register, on behalf of the

Borrower, in accordance with the provisions of Section 10.06(c). The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender (or to such Lender and its registered assigns), which shall evidence such Lender’s Revolving Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Revolving Loans and payments with respect thereto.
2.13.Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal

Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Revolving Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner.
2.14.Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.15.[Intentionally Omitted].
2.16.Increase in Commitments. At any time the Borrower may, on the terms set forth below, request that the Aggregate Commitments hereunder be increased; provided, that (i) the Aggregate Commitments hereunder at no time shall exceed $750,000,000, (ii) the Combined Commitments at no time shall exceed $1,500,000,000, (iii) each such request shall be in a minimum amount of at least $10,000,000 and in increments of $5,000,000 in excess thereof, (iv) an increase in the Aggregate Commitments hereunder may only be made at a time when no Default or Event of Default shall have occurred and be continuing, and (v) no Lender’s Commitment shall be increased under this Section 2.16 without its consent. In the event of such a requested increase in the Aggregate Commitment, any financial institution which the Borrower invites to become a Lender or to increase its Commitment may set the amount of its Commitment at a level agreed to by the Borrower; provided that if such financial institution is not an existing Lender, (x) the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such financial institution’s becoming a Lender if such consent would be required under Section 10.06(b) for an assignment of Revolving Loans to such Person and (y) such financial institution shall not be any Person prohibited from taking an assignment of Revolving Loans pursuant to Section 10.06(b)(v). In the event that the Borrower and one or more of the Lenders (or other financial institutions) shall agree upon such an increase in the Aggregate Commitments (i) the Borrower, the Administrative Agent and each Lender or other financial institution increasing its Commitment or extending a new Commitment shall enter into an amendment to this Agreement setting forth the amounts of the Commitments, as so increased, providing that the financial institutions extending new Commitments shall be Lenders for all purposes under this Agreement, and setting forth such additional provisions as the Administrative Agent shall consider reasonably appropriate to effectuate the provisions of this Section 2.16 and (ii) the Borrower shall furnish, if requested, a new Note to each financial institution that is extending a new Commitment or increasing its Commitment. No such amendment shall require the approval or consent of any Lender whose Commitment is not being increased. Upon the execution and delivery of such amendment as provided above, and upon satisfaction of such other conditions as the Administrative Agent may reasonably specify upon the request of the financial institutions that are extending new Commitments (including, without limitation, the Administrative Agent administering the reallocation of any outstanding Revolving Loans ratably among the Lenders after giving effect to each such increase in the Aggregate Commitments, and the delivery of certificates, evidence of corporate authority and legal opinions on behalf of the Borrower), this Agreement shall be deemed to be amended accordingly.
2.17.[Intentionally Omitted].
2.18.Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the

Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Revolving Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Revolving Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. That Defaulting Lender shall not be entitled to receive any Facility Fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that subject to Section 10.19 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.19.Extension of Maturity Date.
(a)Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders), at least sixty (60) days prior to the Maturity

Date then in effect hereunder (the “Existing Maturity Date”), request that each Lender extend such Lender’s Maturity Date for an additional year from the Existing Maturity Date; provided that no more than two such extensions shall be granted.
(b)Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given no later than the date (the “Notice Date”) that is twenty (20) Business Days after the date the Administrative Agent notifies the Lender of such request, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date)) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date that is ten (10) Business Days after the Notice Date (or, if such date is not a Business Day, on the next preceding Business Day). Upon receipt of such notice from the Administrative Agent, the Borrower shall determine the date of the effectiveness of any extension, which date the Borrower may elect to delay in its sole discretion (such effective date to be referred to herein as the “Extension Date”).
(d)Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption or other documentation reasonably satisfactory to the Administrative Agent and the Borrower pursuant to which such Additional Commitment Lender shall undertake a Commitment that shall extend to the applicable extended Maturity Date (and, if any such Additional Commitment Lender is already a Lender, such Commitment shall be in addition to such Lender’s Commitment hereunder immediately prior to such replacement).
(e)Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed to so extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders party hereto on such Extension Date shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to such Extension Date, then, effective as of such Extension Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. Notwithstanding anything herein to the contrary, the Commitment of each Non-Extending Lender shall remain in full force and effect until and shall terminate on the Existing Maturity Date for such Non-Extending Lender, unless such Non-Extending Lender is replaced prior to the Existing Maturity Date by an Additional Commitment Lender as provided in clause (d) above. For the avoidance of doubt, any Additional Commitment Lender may also replace a Non-Extending Lender on or after any Extension Date as provided in clause (d) above.
(f)Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of such Extension Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that as of such Extension Date, before and after giving effect to such extension, (A) the representations and warranties contained in ARTICLE V (other than the representation and warranty in Section 5.05) are (i) with respect to representations and warranties that contain a qualification as to materiality, true and correct in all respects (after giving effect to any such qualification therein), and (ii) with respect to representations and warranties that do not contain a qualification as to materiality, true and correct in all material respects, in each case as of such Extension Date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date, and except that for purposes of this Section 2.19, the representations and warranties contained in Section 5.04 shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 6.01), and (B) no Default exists. In addition, on the Maturity Date of each Non-Extending Lender, the Borrower shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.
(g)Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 10.01 to the contrary.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01.Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any Obligation of the Borrower hereunder or under any other Loan Document shall, to the extent permitted by applicable Laws, be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)If the Borrower or the Administrative Agent shall be required by applicable Law to withhold or deduct any Taxes from any payment, then (A) the Borrower or Administrative Agent, as applicable, shall withhold or make such deductions as are determined by the Borrower or Administrative Agent to be required based upon the information and documentation received pursuant to subsection (e) below, (B) the Borrower or Administrative Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above but without duplication, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
(c)Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above but without duplication, the Borrower shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor is submitted in writing accompanied with a certificate satisfying the requirement set forth below, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) required to be withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)Without limiting the provisions of subsection (a) or (b) above, each Lender shall indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent and the Borrower, as applicable, to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent or the Borrower, as the case may be, under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d)Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)Status of Lenders; Tax Documentation. (i) Each Lender and the Administrative Agent shall deliver to the Borrower and to the Administrative Agent, on or before the date on which it becomes a party to this Agreement, whenever a lapse in time or change in circumstances of such Person renders such documentation obsolete or inaccurate, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Person’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement or otherwise to establish such Person’s status for withholding Tax purposes in the applicable jurisdiction.
(ii)Without limiting the generality of the foregoing,
(A)any Lender or Administrative Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent two properly completed and duly executed originals of Internal Revenue Service Form W-9 (or any successor form) and/or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent certifying to such Person’s exemption from United States federal backup withholding; and
(B)each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(1)two properly completed and duly executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(2)two properly completed and duly executed originals of Internal Revenue Service Form W-8ECI (or any successor form),
(3)to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E or Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate described in Section 3.01(e)(ii)(B)(4) on behalf of each such direct and indirect partner as applicable,
(4)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, or
(5)properly completed and duly executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(iii)Each Lender and Administrative Agent shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) deliver to the Borrower and the Administrative Agent properly completed and updated and duly executed originals of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form of certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent unless such Person is not legally entitled to deliver such forms or certifications. Each Lender shall take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Person, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender; and
(iv)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes (whether received in cash or as an overpayment applied to a future Tax payment) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Revolving Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03Inability to Determine Rates.
        (a) If the Required Lenders determine in good faith that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Revolving Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
(b) Notwithstanding the foregoing, in the event the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.03(a) have arisen and such circumstances are unlikely to be temporary, (ii) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, or (iii) the supervisor for the administrator of the interest settlement rate described in clause (ii) of this Section 3.03(b) or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans in the United States, then the Administrative Agent and the Borrower shall seek to jointly agree upon an alternative interest rate benchmark to the Eurodollar Base Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (the “LIBOR Successor Rate”), and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such LIBOR Successor Rate and such other related changes to this Agreement as may be reasonably necessary to implement the LIBOR Successor Rate. Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such LIBOR Successor Rate and related amendments is provided to the Lenders, a written notice from Lenders constituting the Required Lenders stating that such Lenders object to such amendment. Until such LIBOR Successor Rate shall be determined in accordance with this Section 3.03(b), (x) any request pursuant to Section 2.02 that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Rate Loan shall be ineffective and any such Borrowing shall be continued as or converted to, as the case may be, a Base Rate Loan, and (y) if any request pursuant to Section 2.02 requests a Eurodollar Rate Loan, such Borrowing shall be made as a Base Rate Loan. If the LIBOR Successor Rate determined pursuant to this Section 3.03(b) shall be less than zero, such LIBOR Successor Rate shall be deemed to be zero for the purposes of this Agreement.
3.04Increased Costs.
(a)Increased Costs Generally. Except with respect to Taxes, if any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(ii)impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender (except any reserve requirement reflected in the Eurodollar Rate);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Revolving Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Revolving Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Revolving Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 15 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).
3.05Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but excluding any loss of margin or Applicable Margin) incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Revolving Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Revolving Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Revolving Loan) to prepay, borrow, continue or convert any Revolving Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Revolving Loan or from fees payable to terminate the deposits from which such funds were obtained.
Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Revolving Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Revolving Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07Survival. All of the Borrower’s obligations under this ARTICLE III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV.
CONDITIONS PRECEDENT TO BORROWINGS
4.01.Conditions of Effectiveness of Agreement. This Agreement shall become effective and the rights and obligations of the parties under this Agreement shall become operative subject to the prior or concurrent satisfaction or waiver of only the conditions precedent set forth in this Section 4.01 and Section 4.02:
(a)The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower (where applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) (where applicable):
(i)executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lead Arranger, each Lender and the Borrower;
(ii)a copy of the certificate of incorporation (or comparable constitutive document) of the Borrower, together with all amendments thereto, certified by the Secretary, Assistant Secretary, or other appropriate officer of the Borrower, and a certificate of good standing, certified by the appropriate governmental officer of its jurisdiction of organization;
(iii)copies, certified by the Secretary, Assistant Secretary or other appropriate officer of the Borrower of its by-laws (or any comparable constitutive laws, rules or regulations) and of the resolutions of the finance committee of the board of directors of the Borrower authorizing the execution of the Loan Documents;
(iv)incumbency certificates, executed by the Secretary or Assistant Secretary or other appropriate officer of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, as applicable, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;
(v)a certificate, signed by a Responsible Officer, certifying (a) that on the date hereof no Default or Event of Default has occurred and is continuing and (b) that as of the date hereof, since the date of the Audited Financial Statements (or the last date for which audited financial statements are available on the Closing Date) with respect to the Borrower and its Subsidiaries, there has been no Material Adverse Effect;
(b)The Administrative Agent’s receipt of:

(i)evidence of the payment of all fees and expenses required to be paid by the Borrower pursuant to the Amended and Restated Commitment Letter and Fee Letters;
(ii)an opinion of Ropes & Gray LLP, counsel to the Borrower, in a form reasonably satisfactory to the Administrative Agent;
(iii)evidence of termination of the Existing Credit Agreement and that certain 5-Year Revolving Credit Agreement, dated as of May 5, 2011, among the Borrower, Citizens Bank, N.A. (formerly known as RBS Citizens, N.A.), as the administrative agent, and the other financial institutions signatory thereto by each of the parties thereto in the form agreed by the parties thereto and repayment in full of all obligations, indebtedness and liabilities outstanding thereunder; and
(iv)such other documents as any Lender or its counsel may have reasonably requested (including, without limitation, any Notes requested pursuant to Section 2.12).
(c)The Lenders’ receipt, at least 3 Business Days prior to the Closing Date, of all documentation and other information about the Borrower that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, that has been requested in writing by such Lenders at least 10 Business Days prior to the Closing Date.
(d)Since January 31, 2015 (or the last date for which audited financial statements are available on the Closing Date) there shall not have occurred any Material Adverse Effect.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02.Conditions to all Borrowings. The obligation of each Lender to honor any request for a Borrowing (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a)there exists no Default or Event of Default;
(b)the representations and warranties contained in ARTICLE V are (i) with respect to representations and warranties that contain a qualification as to materiality, true and correct in all respects (after giving effect to any such qualification therein), and (ii) with respect to representations and warranties that do not contain a qualification as to materiality, true and correct in all material respects, in each case as of the date of such Borrowing (other than the representation and warranty set forth in Section 5.05, which shall only be made by the

Borrower as of the date of this Agreement) except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be (i) with respect to representations and warranties that contain a qualification as to materiality, true and correct in all respects (after giving effect to any such qualification therein), and (ii) with respect to representations and warranties that do not contain a qualification as to materiality, true and correct in all material respects, in each case on and as of such earlier date; and
(c)after giving effect to such Revolving Loan and the other Revolving Loans being made as a part of such Borrowing, the Total Outstandings do not exceed the Aggregate Commitments.
Each request for a Borrowing (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01.Existence and Standing. Each of the Borrower and its Subsidiaries (other than Subsidiaries that in the aggregate own, directly or indirectly, less than ten percent (10%) of the Consolidated Total Assets of the Borrower and its Subsidiaries) (a) is duly organized, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of organization, (b) is duly qualified to do business as a foreign organization and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except in the case of this clause (b) where the failure to be in good standing or to so qualify is not reasonably likely to have a Material Adverse Effect, and (c) has all requisite corporate or other organizational power and authority to own, lease and operate its property and assets and to conduct its business as presently conducted and as proposed to be conducted.
5.02.Authorization and Validity.
(a)The Borrower has the requisite corporate or other organizational power and authority to execute, deliver and perform each of the Loan Documents to which it is a party.
(b)The execution, delivery and performance, as the case may be, of each of the Loan Documents to which the Borrower is a party, and the consummation of the transactions contemplated thereby, have been duly approved by the finance committee of the board of directors of the Borrower, and such approval has not been rescinded. No other corporate or other organizational action or proceeding on the part of the Borrower is necessary to consummate such transactions.
(c)Each of the Loan Documents to which the Borrower is a party has been duly executed or delivered, as the case may be, by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally), is in full force and effect, and no Default or Event of Default exists.
5.03.No Conflict, Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will (a) violate, in any material respect, any law, rule, regulation, order, writ, judgment, injunction, decree or arbitral award binding on the Borrower, (b) violate the Borrower’s Organization Documents, (c) violate the provisions of any material indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or (d) result in the creation or imposition of any Lien (other than any Lien permitted by Section 7.02) in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such material indenture, instrument or agreement. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents, except such as are immaterial.
5.04.Financial Statements. The Audited Financial Statements delivered to the Administrative Agent and the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
5.05.No Material Adverse Effect. As of the Closing Date, since the date of the Audited Financial Statements with respect to the Borrower and its Subsidiaries, there has been no material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries on a consolidated basis.
5.06.Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except (i) such taxes, if any, as are being contested in good faith, as to which adequate reserves have been provided in accordance with GAAP or (ii) which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No tax liens have been filed and remain in effect with respect to the Borrower and its Subsidiaries except (i) as being contested in good faith and by appropriate proceedings and for which appropriate adequate reserves in accordance with GAAP have been established, (ii) which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (iii) as permitted by Section 7.02. No written claims of taxing authorities are pending and being made, and no other claims are to the knowledge of the executive officers of the Borrower pending, against the Borrower or any of its Subsidiaries, except in each case claims (i) which are being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings and with respect to which the Borrower or such Subsidiary has established such reserves or made other appropriate provisions as shall be required in conformity with GAAP; or (ii) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.07.Litigation. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their executive officers, threatened against or affecting the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.
5.08.Subsidiaries. Schedule 5.08 contains an accurate list of all of the Subsidiaries of the Borrower as of the Closing Date, setting forth their respective jurisdictions of organization. As of the Closing Date, all of the equity of such Subsidiaries is held by the Borrower or other Subsidiaries, excluding director qualifying shares and shares required by applicable law to be owned by foreign nationals. As of the Closing Date, all of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non assessable.
5.09.ERISA Compliance.
(a)Each Plan (other than a Multiemployer Plan) is in compliance, and, to the knowledge of the Borrower, each Multiemployer Plan is in compliance, and, with respect to each Multiemployer Plan, each of the Borrower and the ERISA Affiliates is in compliance, with the applicable provisions of ERISA, the Code and other Federal or state laws except where failure to so comply would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of the qualified status under Section 401(a) of the Code of each Pension Plan that is intended to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect.
(b)There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably expected to have a Material Adverse Effect. To the knowledge of the Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that would result or would be reasonably expected to result in a Material Adverse Effect.
(c)Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate has knowledge of any fact, event or circumstance with respect to any Pension Plan, in each case, which would reasonably be expected to result in liability of the Borrower or its Subsidiaries; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and neither the Borrower nor any ERISA Affiliate has applied for or obtained a waiver of the minimum funding standards under the Pension Funding Rules; (iii) as of the most recent valuation date for any Pension Plan, none of the Single Employer Plans are in “at risk status” (as defined in Section 430(i)(4) of the Code); (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid (taking into account all applicable grace periods); (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069(a) or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that reasonably is expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)Neither the Borrower nor any ERISA Affiliate has failed to make any minimum required contribution under Sections 412 or 430(a) of the Code on or before the due date for such installment or other payment with respect to a Single Employer Plan, or has failed to make a required contribution or payment to a Multiemployer Plan as set forth in Section 431 of the Code, in each case, which failure has not been corrected within sixty (60) days of its occurrence and in each case, which would reasonably be expected to result in a Material Adverse Effect.
5.10.Accuracy of Information. No written information, certificate, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders (including the Loan Documents and any representation or warranty therein) taken together contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which they were made.
5.11.Regulations T, U and X. Neither the making of any Revolving Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulations T, U or X.
5.12.Compliance with Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any Environmental, Health or Safety Requirements of Law or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any petroleum, toxic or hazardous waste or substance into the environment, which noncompliance or remedial action would reasonably be expected to have a Material Adverse Effect.
5.13.Ownership of Property. On the date of this Agreement, the Borrower and its Subsidiaries have good title, free of all Liens other than those permitted by Section 7.02, to all of the Property and assets reflected in the Audited Financial Statements as owned by it (other than those Property and assets disposed of in the ordinary course of business since such date). The Borrower and each of its Subsidiaries owns (or is licensed to use) all Intellectual Property that is necessary in any material respect for the conduct of its respective business as conducted on the date of this Agreement, without any conflict with the rights of any other Person that would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is aware of (a) any material existing or threatened infringement or misappropriation of any of its Intellectual Property by any third party or (b) any material third party claim that any aspect of the business of the Borrower or any Subsidiary (as conducted on the date of this Agreement) infringes or will infringe upon, any Intellectual Property or other property right of any other Person, in each case that would reasonably be expected to have a Material Adverse Effect.
5.14.Labor Matters. There are no labor controversies pending or, to the Borrower’s knowledge, threatened against the Borrower or any Subsidiary, which would reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Subsidiaries are in substantial compliance in all respects with the Fair Labor Standards Act, as amended, except where non-compliance would not reasonably be expected to have a Material Adverse Effect.
5.15.Investment Company Act. The Borrower is not and is not required to be registered as an “investment company” under the Investment Company Act of 1940.
5.16.Insurance. The insurance policies and programs in effect with respect to the Property, liabilities and business of the Borrower and its Subsidiaries are maintained with financially sound and reputable insurance companies and reflect coverage that is consistent with sound business practice (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries).
5.17.Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.
(a)The Borrower, its Subsidiaries, and to the knowledge of the Borrower or such Subsidiary, their respective directors, officers, agents and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, is a Sanctioned Person. No Revolving Loan, use of the proceeds of any Revolving Loan or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.
(b)Neither the making of the Revolving Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act, as applicable.
ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Revolving Loan or other Obligation hereunder shall remain unpaid or unsatisfied:
6.01.Financial Reporting. The Borrower will maintain, for itself and its Subsidiaries, a system of accounting established and administered in accordance with GAAP and, subject to Section 10.02, will furnish or cause to be furnished to the Administrative Agent for further delivery to the Lenders:
(a)Within 90 days after the close of each of its fiscal years (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), for itself and its Subsidiaries on a consolidated basis, a balance sheet as of the end of such fiscal year and the related statements of income, and consolidated stockholders’ equity and cash flows for such fiscal year, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, and accompanied by an audit report certified by an independent registered public accounting firm that is reasonably acceptable to the Required Lenders (it being agreed that PricewaterhouseCoopers LLP or any of the other “Big Four” accounting firms shall be acceptable to the Required Lenders), which audit report shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that such report may set forth qualifications to the extent such qualifications pertain solely to changes in GAAP from those applied during earlier accounting periods, the implementation of which changes (with the concurrence of such accountants) is reflected in the financial statements accompanying such report.
(b)Within 45 days after the close of each of the first three quarterly periods of each of its fiscal years (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), for itself and its Subsidiaries on a consolidated basis, a balance sheet as of the end of such period and the related statements of income, and consolidated stockholders’ equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Responsible Officer as to fairness of presentation and prepared, with respect to such consolidated statements, in accordance with GAAP (subject to normal year end adjustments and absence of footnotes).
(c)Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit C hereto signed by a Responsible Officer showing the calculations necessary to determine compliance with Section 7.04 as of the last day of the fiscal period covered by such financial statements, and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof and the Borrower’s plans with respect thereto.
(d)Within 30 days after an executive officer of the Borrower knows that any ERISA Event described in Section 5.09 (subject to materiality qualifiers contained therein) has occurred with respect to any Plan, a statement, signed by a Responsible Officer of the Borrower, describing said event and the action which the Borrower proposes to take with respect thereto.

(e)Within 10 days after receipt by the Borrower or any Subsidiary, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any petroleum, toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries, which, in either case, would reasonably be expected to have a Material Adverse Effect or subject the Borrower and its Subsidiaries to liability, individually or in the aggregate, in excess of the Threshold Amount (in each case, determined after giving effect to claims that are covered by applicable third-party insurance policies (other than retro-premium insurance or other policies with similar self-insurance attributes) of the Borrower or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage).
(f)Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.
(g)Promptly upon the filing thereof, copies of all final registration statements, proxy statements and annual, quarterly, monthly or other reports which the Borrower or any of its Subsidiaries files with the SEC (provided the Borrower shall not be obligated to provide copies of routine reports which are required to be filed concerning the management of employee benefit plans, including, without limitation, stock purchases or the exercise of stock options made under any such employee benefit plan or any materials for which the Borrower has sought confidential treatment from the SEC).
(h)Except to the extent that such items are redundant with reports or information otherwise provided pursuant to this Section 6.01, promptly upon the furnishing thereof to the holders thereof, copies of all financial statements and reports furnished to the holders of (or trustee or other representative for the holders of) any Material Indebtedness of the Borrower or its Subsidiaries.
(i)Such other information (including non-financial information) as any Lender through the Administrative Agent may from time to time reasonably request.
(j)On or promptly after any time at which the Borrower becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance reasonably acceptable to the Administrative Agent.
Notwithstanding the foregoing, the obligations in this Section 6.01 (other than the obligation to furnish audited financial statements pursuant to Section 6.01(a)) to furnish financial statements of the Borrower and its Subsidiaries may be satisfied by furnishing the applicable financial statements of any Parent Company; provided that, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such Parent Company), on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand.

Documents required to be delivered pursuant to Sections 6.01(a), (b), (f), (g), ~~or~~ (h) or (j) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, DebtX or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.02.Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Borrowings for (i) working capital purposes, capital expenditures and any other lawful corporate purposes and (ii) to refinance the Borrower’s indebtedness under (x) the Existing Credit Agreement and (y) that certain 5-Year Revolving Credit Agreement dated as of

May 5, 2011 by and among the Borrower, Citizens Bank, N.A. (formerly known as RBS Citizens, N.A.), as administrative agent, and the other parties thereto, as amended by the First Amendment to 5-Year Revolving Credit Agreement, dated as of June 4, 2012. The Borrower will not, nor will it permit any Subsidiary, to use proceeds of the Borrowings other than as contemplated in this Section 6.02.
6.03.Other Notices. Promptly after the Borrower or relevant Subsidiary becomes aware of such occurrence, the Borrower will give notice in writing to the Administrative Agent of the occurrence of: (a) any Default or Event of Default; and (b) any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect; provided, no separate notice of the occurrence of any such development under this clause (b) needs to be given to the extent such item has been disclosed in the Borrower’s annual, quarterly or other reports (i.e., 10-K, 10-Q or 8-K) filed with the SEC and delivered pursuant to Section 6.01(g) or in a press release issued by the Borrower or one of its Subsidiaries. Any such notice shall state the nature and status of the occurrence and any and all actions taken with respect thereto.
6.04.Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, (a) carry on and conduct its business in substantially the same or complementary fields of enterprise as it is presently conducted and (b) to do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except for transactions not prohibited by Section 7.01 or, in the case of the preceding clause (b), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.05.Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP and in connection with which no tax Lien has been filed (other than those permitted by Section 7.02 hereof) or (ii) which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
6.06.Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to all their Property, liabilities and business in such amounts and with such coverage as is consistent with sound business practice (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries), and the Borrower will furnish to the Administrative Agent upon request of any Lender full information as to the insurance carried.
6.07.Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all laws (including, without limitation, all environmental laws), rules, regulations, orders, writs, judgments, injunctions, decrees or arbitral awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
6.08.Anti-Corruption and Sanctions. The Borrower will take steps reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.09.Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve and protect all of its material Intellectual Property including, without limitation, perform each of its respective obligations under any and all license agreements and other contracts and agreements evidencing or relating to Intellectual Property, using the same in interstate or foreign commerce, properly marking such Intellectual Property and maintaining all necessary and appropriate governmental registrations (both domestic and foreign), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.10.Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent and any or each Lender, by its respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each of its Subsidiaries (each an “Inspection”), to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or such Lender may designate; provided that, unless a Default or Event of Default has occurred and is continuing, (a) Inspections may only be made by the Administrative Agent; provided, that any Lender may accompany the Administrative Agent during any such Inspection and (b) the Administrative Agent shall not be entitled to make more than two (2) Inspections in any twelve (12) month period. Prior to the occurrence of a Default or Event of Default, the Administrative Agent will use reasonable efforts to minimize any disruption to the business of the Borrower and its Subsidiaries. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or agents) is prohibited by Law or any binding agreement with any third party or (iii) in the Borrower’s reasonable judgment, would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege, provided that the Borrower shall make available redacted versions of requested documents or, if unable to do so consistent with the preservation of such privilege, shall endeavor in good faith otherwise to disclose information responsive to the requests of the Administrative Agent, any Lender or any of their respective representatives and agents, in a manner that will protect such privilege.
ARTICLE VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Revolving Loan or other Obligation hereunder shall remain unpaid or unsatisfied:
7.01.Fundamental Changes. The Borrower will not (a) merge, amalgamate or consolidate with or into any other Person, unless (i) at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and the Borrower is the surviving Person, or if the Borrower is not the surviving Person, the Borrower notifies the Administrative Agent and Lenders of such intended surviving Person at least 7 Business Days in advance of such merger, amalgamation or consolidation and the surviving Person (x) is organized under the Laws of the United States or any state or subdivision thereof and (y) expressly assumes the obligations of the Borrower hereunder and under the other Loan Documents pursuant to joinder documentation in form reasonably satisfactory to the Administrative Agent, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries, taken as a whole, unless, solely in the case of a Division, any Person formed by such Division (x) is organized under the Laws of the United States or any state or subdivision thereof and (y) expressly assumes the obligations of the Borrower hereunder and under the other Loan Documents pursuant to joinder documentation in form reasonably satisfactory to the Administrative Agent; or liquidate or dissolve. If the Borrower is not the surviving Person, prior to the effectiveness of such merger, amalgamation or consolidation, such surviving Person shall deliver to the Administrative Agent and the Lenders (a) all documentation and other information about such Person of the type required to be delivered pursuant to Section 4.01(c) and requested by the Administrative Agent or any Lender, as applicable, (b) a certificate of an officer of such Person addressing the matters in Section 4.01(a)(v)(a), (c) a certificate of the Secretary or other appropriate officer of such Person attaching (i) a copy of and certifying to such Person’s certificate of incorporation (or comparable constitutive document), together with all amendments thereto, (ii) a copy of and certifying to such Person’s by-laws (or any comparable constitutive laws, rules or regulations), (iii) a copy of and certifying to the resolutions of the board of directors or other appropriate authority of such Person authorizing the execution of the joinder documents and (iv) an incumbency certificate identifying the name, title and signature of the officers authorized to sign the joinder documents, and (d) an opinion of counsel to such Person in scope similar to the opinion referred to in Section 4.01(b)(ii).
7.02.Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or such Subsidiary, as applicable, except:

(a)Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(b)Liens imposed by law, such as carriers’, warehousemen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ liens, and other similar liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(c)Liens (x) arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or letters of credit or guarantees issued in respect thereof, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations or letters of credit or guarantees issued in respect thereof (in each case, exclusive of obligations for the payment of Indebtedness) or (z) arising in the ordinary course of business to secure liability for obligations to insurance carriers under insurance or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(d)easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar encumbrances or charges, and minor title deficiencies on or with respect to any real property which do not materially interfere with the use thereof in the business of the Borrower or any Subsidiary of the Borrower;
(e)Liens securing judgments not constituting an Event of Default under Section 8.01(h) or constituting the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;
(f)Liens created or incurred after the date hereof, given to secure the Indebtedness incurred or assumed in connection with the acquisition or construction of property or assets useful and intended to be used in carrying on the business of the Borrower or any Subsidiary of the Borrower, including Liens existing on such property or assets at the time of acquisition or construction thereof or at the time of acquisition or construction by the Borrower or such Subsidiary, as applicable, of an interest in any business entity then owning such property or assets, whether or not such existing Liens were given to secure the consideration for the property or assets to which they attach, subject to the requirement that the Lien shall attach solely to the assets acquired or purchased;
(g)Liens securing purchase money Indebtedness (including ~~Capitalized~~Finance Leases) incurred in the ordinary course of business to finance the acquisition of fixed assets or equipment used in the business of such Subsidiary if such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets or equipment on the date acquired;
(h)Liens on real property with respect to Indebtedness the proceeds of which are used (a) for the construction or improvement of the real property securing such Indebtedness or (b) to finance the cost of construction or improvement of such real property, provided such financing occurs within one hundred eighty (180) days of receipt of the certificate of occupancy with respect to such construction or improvement (other than with respect to a refinancing under clause (j) below);
(i)other Liens securing Indebtedness or other obligations outstanding at any time not exceeding an amount equal to 7.5% of Consolidated Total Assets;
(j)any extension, renewal or replacement of any Lien permitted by the preceding clauses (f), (g), (h) or (i) hereof in respect of the same property or assets theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (x) such Lien shall attach solely to the same property or assets, and (y) such extension, renewal or refunding of such Indebtedness shall be without increase in the principal remaining unpaid as of the date of such extension, renewal or refunding;
(k)Liens on the shares of capital stock of the Borrower’s foreign Subsidiaries securing Indebtedness in an amount which shall not exceed twenty-five percent (25%) of the assets of all foreign Subsidiaries;
(l)Liens on the assets of any foreign Subsidiaries of the Borrower securing any guaranty or other surety for lease obligations;
(m)Liens (i) in favor of a banking or other financial institution arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institution (including the right of setoff and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry; and (ii) that are contractual rights of setoff relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower its Subsidiaries;
(n)Liens in (i) accounts established by entities issuing credit and debit cards or their affiliates (“Card Issuer”) with the holders of the credit and debit cards (“Card Holders”), (ii) amounts accrued or owing to a Card Issuer by Card Holders, (iii) any reserves on the books of the Card Issuer with respect to subsection (i) or (ii) hereof, and (iv) the proceeds of any of subsections (i), (ii) and (iii) hereof, to the extent, and only to the extent, that it is ever determined that, contrary to the agreement of the Card Issuers and the Borrower with respect thereto, the Borrower has an interest in any of the preceding property of the Card Issuers;
(o)leases, franchises, grants, subleases, licenses, sublicenses, covenants not to sue, releases, consents and other forms of license (including of Intellectual Property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary and do not secure any Indebtedness;
(p)Liens arising from Uniform Commercial Code, PPSA or any similar financing statement filings regarding operating leases or consignments entered into by the Borrower or any Subsidiary in the ordinary course of business;
(q)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(r)security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;
(s)with respect to any Subsidiary organized in a jurisdiction other than the United States of America or a state thereof or the District of Columbia, other Liens and privileges arising mandatorily by any requirement of Law or Organization Documents;
(t)customary Liens of an indenture trustee on money or property held or collected by it to secure fees, expenses and indemnities owing to it by any obligor under an indenture;
(u)contractual Liens of any landlord under any lease entered into by Borrower or any Subsidiary; and
(v)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business.
7.03.Anti-Corruption Laws; Sanctions. The Borrower will not, directly or knowingly indirectly, use the proceeds of the Revolving Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund or finance any activities or business of or with any Sanctioned Person or (ii) in any other manner that would result in a violation of any Sanctions by the Borrower, any Subsidiary or any Lender or their Affiliates or Related Parties. No part of the proceeds of the Revolving Loans will be used, directly or knowingly indirectly, for any Anti-Corruption Prohibited Activity.
7.04.Maximum Leverage Ratio. The Borrower shall not permit its Leverage Ratio to be greater than ~~2.75~~3.25 to 1.00 as of the last day of any Test Period ~~(commencing with the Test Period ended on January 30, 2016)~~, provided that, the Leverage Ratio shall be calculated on a Pro Forma Basis, so long as the Borrower has notified the Administrative Agent in writing of the inclusion or exclusion, as applicable, of the financial results of the Subsidiary, Person, business or assets acquired or disposed of in such acquisition or disposition, as applicable, on a Pro Forma Basis and provided any applicable financial information (including pro forma calculations) to the Administrative Agent.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01.Events of Default. Any of the following shall constitute an Event of Default:
(a)Breach of Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Revolving Loan or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made; or
(b)Payment Default. Nonpayment of (i) principal of any Revolving Loan or Note when due, or (ii) interest upon any Revolving Loan or Note or of any fee or other obligations under any of the Loan Documents within five Business Days after such interest, fee or other obligation becomes due; or
(c)Breach of Certain Covenants. The breach by the Borrower of (i) any of the terms or provisions of Sections 6.02 and 6.04, clause (a) of Section 6.03, any of Section 7.01, 7.02 or 7.03. or (ii) any of the terms of Section 7.04 and such breach under this clause (ii) continues for 10 days after the first to occur of (A) the date an executive officer of the Borrower first knows of such breach or (B) the date the Borrower receives written notice from any Lender (acting through the Administrative Agent) of such breach; or
(d)Breach of Other Provisions. The breach by the Borrower (other than a breach which constitutes an Event of Default under clause (a), (b) or (c) of this Section 8.01) of any of the terms or provisions of this Agreement, and such breach continues for 30 days after the first to occur of (i) the date an executive officer of the Borrower first knows of such breach or (ii) the date the Borrower receives written notice from any Lender (acting through the Administrative Agent) of such breach; or
(e)Default on Material Indebtedness. Failure of the Borrower or any of its Subsidiaries to make a payment on any Indebtedness under the ~~2021~~2022 Revolving Credit Agreement; or the failure of the Borrower or any of its Subsidiaries to make a payment on Material Indebtedness when due (after giving effect to any applicable grace period); or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in the ~~2021~~2022 Revolving Credit Agreement or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which Material Indebtedness was created or is governed (and any applicable grace period(s) shall have expired), or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness under the ~~2021~~2022 Revolving Credit Agreement or such Material Indebtedness to cause, such Indebtedness or Material Indebtedness to become due prior to its stated maturity; or any of the Indebtedness under the ~~2021~~2022 Revolving Credit Agreement or Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid in full (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Material Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due; or
(f)Voluntary Insolvency Proceedings. The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under or allow any similar event to occur under any Debtor Relief Law, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator, monitor or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or any of its property or its debts under any Debtor Relief Law, or any organization, arrangement or compromise of debt under the laws of its jurisdiction of organization or fail to promptly file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or other organizational action to authorize or effect any of the foregoing actions set forth in this Section 8.01(f) or (vi) fail to contest in good faith, or consent to or acquiesce in, any appointment or proceeding described in Section 8.01(g); or
(g)Involuntary Insolvency Proceedings. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, custodian, trustee, examiner, liquidator or similar official shall be appointed (either privately or by a court) for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 8.01(f)(iv) shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days; or
(h)Judgments. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any one or more judgments or orders for the payment of money in excess of the Threshold Amount in the aggregate (determined after giving effect to claims that are covered by applicable third-party insurance policies (other than retro-premium insurance or other policies with similar self-insurance attributes) of the Borrower or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or provided notice to the Borrower or any of its Subsidiaries of its reservation of the right to disclaim coverage), which judgments are not stayed on appeal with adequate reserves set aside on its books in accordance with GAAP of the Borrower or any of its Subsidiaries; or
(i)ERISA. (i) One or more ERISA Events shall have occurred which has resulted or reasonably is expected to result in an increase in liability of the Borrower and its Subsidiaries in respect of one or more Pension Plans that would reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any required installment payment or payments with respect to such withdrawal liability under Section 4201 of ERISA under one or more Multiemployer Plans that would reasonably be expected to result in a Material Adverse Effect; or
(j)Change of Control. Any Change of Control shall occur; or

(k)Failure of Loan Documents to Remain in Effect. Any Loan Document shall fail to remain in full force or effect or the Borrower, any Parent Company or any of their respective Subsidiaries shall so assert; or any action shall be taken by the Borrower, any Parent Company or any of their respective Subsidiaries to discontinue, revoke or to assert the invalidity or unenforceability of any Loan Document.
8.02.Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the commitment of each Lender to make Revolving Loans to be terminated, whereupon such commitments shall be terminated;
(b)declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Revolving Loans shall automatically terminate and the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
8.03.Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Revolving Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.18, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under ARTICLE III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under ARTICLE III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX.
ADMINISTRATIVE AGENT
9.01.Appointment and Authority. Each of the Lenders hereby irrevocably appoints U.S. Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions other than with respect to the provisions of Section 9.07. In its capacity as the Lenders’ contractual representative, the Administrative Agent is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives
9.02.Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03.Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in ARTICLE IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.
9.04.Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message,

Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Revolving Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05.Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
9.06.Delegation of Duties to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under ARTICLE IX and X.
9.07.Resignation and Removal of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank that is a U.S. person (within the meaning of Treasury Regulations Section 1.1441-1), or an Affiliate of any such bank with an office in the United States, which office shall assume primary withholding responsibility under Treasury Regulations Section 1.1441-1. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 9.07, then the term “prime rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
(b)Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from, or a determination by, the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (c) of the definition of “Defaulting Lender”, the Required Lenders may by notice (the “Removal Notice”) to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (not to be unreasonably withheld), appoint a replacement Administrative Agent hereunder. If no such replacement Administrative Agent has been appointed by the Required Lenders and has accepted such appointment within 30 days after the delivery of the Removal Notice (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless, to the fullest extent permitted by applicable law, become effective in accordance with the Removal Notice on the Removal Effective Date.
9.08.Non-Reliance on Administrative Agent and Other Lenders.
(a)Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Lead Arrangers shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or Lead Arrangers (whether or not in their respective capacity as Administrative Agent or Lead Arrangers) or any of their Affiliates.
(b)Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.
9.09.No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 9.08.
9.10.Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 10.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.11.General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence of, willful misconduct of, or the breach of any of its obligations under any Loan Document by, such Person.
9.12.Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent the fees agreed to by the Borrower and the Administrative Agent.
ARTICLE X.
MISCELLANEOUS
10.01.Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.01 without the written consent of each Lender;
(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayments of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)reduce the principal of, or the rate of interest specified herein on, any Revolving Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(e)change Section 8.03 or 2.14 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or
(f)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
10.02.Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03.No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan

Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04.Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Revolving Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans. Notwithstanding the foregoing, with respect to this Section 10.04(a), the Borrower shall only be required to reimburse the Administrative Agent and the Lenders for attorneys’ fees and time charges of not more than three firms of attorneys unless a Default or Event of Default has occurred and is continuing.
(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Co-Syndication Agent, each Lead Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including, without limitation, the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by or asserted or awarded against any Indemnitee, in each case, arising out of, in connection with, or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the execution or delivery of this Agreement, any other Loan Document, the Amended and Restated Commitment Letter or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any of its Subsidiaries against an Indemnitee for a material breach of such Indemnitee’s express obligations hereunder, under any other Loan Document or the Amended and Restated Commitment Letter, if the Borrower or any of its Subsidiaries has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Notwithstanding the foregoing, with respect to this Section 10.04(b), the Borrower shall only be required to reimburse the Administrative Agent and the Lenders for attorneys’ fees and time charges of not more than three firms of attorneys unless a Default or Event of Default has occurred and is continuing. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Payments under this Section shall be made by the Borrower to the Administrative Agent for the benefit of the relevant Indemnitee.
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages

(as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05.Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06.Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Revolving Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 or a multiple of $1,000,000 in excess of that amount unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender; and

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower, any Parent Company or any of their respective Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to any Person that is not a Bank (unless the Borrower shall have consented to such assignment, which consent may be withheld in its sole discretion) or (D) to a natural person.
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning

Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary in this Agreement or any Loan Document, no transfer or assignment of Revolving Loans shall be effective until properly recorded in the Register. It is intended that any Revolving Loans or other obligations issued pursuant to this Agreement or any Loan Document shall be maintained at all times in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, Treasury Regulation Section 5f.103-1(c) and the provisions of this Agreement shall be construed in accordance with this intention.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Revolving Loans and any other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Lenders and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. It is intended that any Revolving Loans or other obligations issued pursuant to this Agreement or any Loan Document shall be maintained at all times in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, Treasury Regulation Section 5f.103-1(c) and the provisions of this Agreement shall be construed in accordance with this intention.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein read as if a Participant was a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Sections 3.01, 3.04 and 3.05 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
10.07.Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that (i) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to treat such Information with the same degree of care as they treat their own confidential information and (ii) such Information shall be used solely for the purpose of providing the services contemplated by this Agreement or other services to the Borrower or its Affiliates), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (or any Eligible Assignee invited to be a Lender pursuant to Section 2.16) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
In addition, the Administrative Agent and the Lenders may disclose to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement and the other Loan Documents the existence of this Agreement and information about this Agreement consisting of deal terms and other information customarily provided to such market data collectors and service providers.
10.08.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09.Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10.Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11.Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Revolving Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
10.12.Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13.Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender or (iv) any Lender is a Non-Consenting Lender or a Non-Extending Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender or a Non-Extending Lender, the applicable Eligible Assignee(s) shall have agreed to the applicable departure, waiver, extension or amendment of the Loan Documents; and
(e)such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of such Lender, each Lender directly affected thereby or each Lender in accordance with the terms of Section 10.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
10.14.Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY

COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15.Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Lead Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Lead Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17.Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.18.USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
10.19.Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
10.20.Time of the Essence. Time is of the essence of the Loan Documents.
10.21.Entire Agreement. This Agreement and the other Loan Documents represent the final agreement with respect to the subject matter hereof among the parties and may not be contradicted by evidence of prior or contemporaneous oral agreements of the parties. There are no unwritten oral agreements among the parties.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE TJX COMPANIES, INC., AS BORROWER By: Name: Title:

[Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT
By:
Name:
Title:
U.S. BANK NATIONAL ASSOCIATION, AS A LENDER
By:
Name:
Title:

[Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, AS CO-SYNDICATION AGENT AND A LENDER
By:
Name:
Title:

[Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., AS CO-SYNDICATION AGENT AND A LENDER
By:
Name:
Title:

[Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

BANK OF AMERICA, N.A., AS CO-DOCUMENTATION AGENT AND A LENDER
By:
Name:
Title:
[Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, AS A LENDER
By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC., AS CO-DOCUMENTATION AGENT
By:
Name:
Title:

        [Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS CO-DOCUMENTATION AGENT AND A LENDER
By:
Name:
Title:

[Signature Page to 4-Year Revolving Credit Agreement]

The BANK OF NEW YORK MELLON, AS A LENDER
By:
Name:
Title:

[Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

The BANK OF NOVA SCOTIA, AS A LENDER
By:
Name:
Title:

[Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

KEYBANK, National Association, AS A LENDER
By:
Name:
Title:

[Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

~~The ROYAL BANK OF SCOTLAND PLC~~NATIONAL WESTMINSTER BANK PLC, as A LENDER
By:
Name:
Title:

[Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

SUNTRUST BANK INC., AS A LENDER
By:
Name:
Title:

[Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

TD BANK, N.A., as A LENDER
By:
Name:
Title:

        [Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

BARCLAYS BANK PLC, as A LENDER
By:
Name:
Title:

        [Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

CITIZENS BANK, N.A., AS A LENDER
By:
Name:
Title:

[Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

COMMERZBANK AG, NEW YORK BRANCH, as A LENDER
By:
Name:
Title:

        [Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

FIFTH THIRD BANK, AS A LENDER
By:
Name:
Title:

        [Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, AS A LENDER
By:
Name:
Title:

[Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

SANTANDER BANK, N.A., AS A LENDER
By:
Name:
Title:

        [Signature Page to ~~4-Year~~2024 Revolving Credit Agreement]

Annex II
(Attached)

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
U.S. Bank National Association	$45,000,000.00	9.000000000%
HSBC Bank USA, National Association	$43,000,000.00	8.600000000%
JPMorgan Chase Bank, N.A.	$43,000,000.00	8.600000000%
Bank of America, N.A.	$43,000,000.00	8.600000000%
Deutsche Bank AG New York Branch	$43,000,000.00	8.600000000%
Wells Fargo Bank, National Association	$43,000,000.00	8.600000000%
The Bank of New York Mellon	$25,000,000.00	5.000000000%
The Bank of Nova Scotia	$25,000,000.00	5.000000000%
KeyBank, National Association	$25,000,000.00	5.000000000%
~~The RoyalNational Westminster Bank of Scotlandplc~~	$25,000,000.00	5.000000000%
SunTrust Bank Inc.	$25,000,000.00	5.000000000%
TD Bank, N.A.	$25,000,000.00	5.000000000%
Barclays Bank PLC	$15,000,000.00	3.000000000%
Citizens Bank, N.A.	$15,000,000.00	3.000000000%
Commerzbank AG, New York Branch	$15,000,000.00	3.000000000%
Fifth Third Bank	$15,000,000.00	3.000000000%
PNC Bank, National Association	$15,000,000.00	3.000000000%
Santander Bank, N.A.	$15,000,000.00	3.000000000%
Total	$500,000,000.00	100.000000000%

SCHEDULE 5.08

Subsidiaries

Entity	Jurisdiction of Organization
Marmaxx Operating Corp.	Delaware
Marshalls of Richfield, MN, Inc.	Minnesota
Marshalls of MA, Inc.	Massachusetts
Sierra Trading Post, Inc.	Wyoming
TJX Digital, Inc.	Delaware
TJX Incentive Sales, Inc.	Virginia
NBC GP, LLC	Delaware
NBC Apparel, Inc.	Delaware
NBC Apparel, LLC	Delaware
NBC Holding, Inc.	Delaware
NBC Trust	Massachusetts
HomeGoods Imports Corp	Delaware
Newton Buying Imports, Inc.	Delaware
NBC Trading, Inc.	Delaware
Strathmex Corp.	Delaware
STP Retail, LLC	Wyoming
STP Technology Systems, LLC	Wyoming
Derailed, LLC	Wyoming
Newton Buying Corp.	Delaware
NBC Manager, LLC	Delaware
AJW South Bend Realty Corp.	Indiana
Concord Buying Group, Inc.	New Hampshire
NBC Operating, LP	Delaware
HomeGoods, Inc.	Delaware
NBC Distributors Inc.	Massachusetts
NBC Philadelphia Merchants, Inc.	Pennsylvania
NBC Merchants, Inc.	Indiana
NBC Charlotte Merchants, Inc.	North Carolina
NBC Nevada Merchants, Inc.	Nevada
NBC Pittston Merchants, Inc.	Pennsylvania
Arizona Merchants Inc.	Arizona
Marshalls Atlanta Merchants, Inc.	Georgia
Marshalls Bridgewater Merchants, Inc.	Virginia
Marshalls Woburn Merchants, Inc.	Massachusetts
H.G. Indiana Distributors, Inc.	Indiana
H. G. Conn. Merchants, Inc.	Connecticut

H.G. Georgia Merchants, Inc.	Georgia
H.G. AZ Merchants, Inc.	Arizona
NBC Manteca Merchants, Inc.	California
NBC First Realty Corp.	Indiana
NBC Second Realty Corp.	Massachusetts
NBC Sixth Realty Corp.	North Carolina
NBC Seventh Realty Corp.	Pennsylvania
H.G. Brownsburg Realty Corp.	Indiana
H.G. Conn. Realty Corp.	Delaware
NBC Fourth Realty Corp.	Nevada
Marshalls of Nevada, Inc.	Nevada
NBC Fifth Realty Corp.	Illinois
HomeGoods Georgia, LLC	Georgia
NBC Attire Inc.	Massachusetts
Marshalls of Glen Burnie, MD, Inc.	Maryland
Marshalls of Beacon, VA, Inc.	Virginia
Marshalls of Laredo, TX, Inc.	Texas
Marshalls of Calumet City, IL, Inc.	Illinois
Marshalls of Chicago-Clark, IL, Inc.	Illinois
Marshalls of Matteson, IL, Inc.	Illinois
Marshalls of Elizabeth, NJ, Inc.	New Jersey
Newton Buying Company of CA, Inc.	Delaware
Marshalls of CA, LLC	Delaware
Marshalls of IL, LLC	Delaware
T.J. Maxx of CA, LLC	Delaware
T.J. Maxx of IL, LLC	Delaware
New York Department Stores de Puerto Rico, Inc.	Puerto Rico
WMI-1 Holding Company	Nova Scotia, Canada
WMI-99 Holding Company	Nova Scotia, Canada
Winners Merchants International, L.P.	Ontario, Canada
NBC Hong Kong Merchants Limited	Hong Kong
NBC Fashion India Private Limited	India
Jusy Meazza Buying Company S.r.L.	Italy
TJX Australia Pty. Ltd.	Australia
TJX Australia Holding Pty Ltd	Australia
Factory Fashion Outlet Pty Ltd	Australia
NBC Atlantic Limited	Bermuda
NBC Atlantic Holding Ltd.	Bermuda
TK Maxx	United Kingdom
TJX Europe Limited	United Kingdom
TJX UK	United Kingdom

TJX Europe Buying Group Limited	United Kingdom
NBC Europe Limited	United Kingdom
TJX UK Property Limited	United Kingdom
TJX Europe Buying (Polska) Ltd	United Kingdom
TJX Europe Buying (Deutschland) Ltd	United Kingdom
TJX Europe Buying Ltd	United Kingdom
TJX Germany Ltd.	United Kingdom
TJX Ireland	Ireland
T.K. Maxx Holding GmbH	Germany
T.K. Maxx Management GmbH	Germany
TJX Deutschland Ltd & Co. KG	Germany
TJX Distribution GmbH	Germany
TJX Poland sp. Z o.o	Poland
TJX European Distribution sp. Z o.o	Poland
TJX Austria Holding GmbH	Austria
TJX Oesterreich Ltd. & Co. KG	Austria
TJX Nederland B.V.	Netherlands

SCHEDULE 10.02
administrative agent’s OFFICE;
certain ADDRESSES FOR NOTICES
BORROWER:
The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts 01701
Attention: Mary B. Reynolds, Senior Vice  ~~President-Finance~~President, Treasurer and Erica Farrell, Senior Vice President, Treasury
Telephone: (508) 390-2351 and (508) 390-5463
Telecopier: (508) 390-2540
Electronic Mail: mary_reynolds@tjx.com and erica_farrell@tjx.com
Website Address: ~~www.tjx.com~~ www.tjx.com
with a copy to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199-3600
Attention: Byung W. Choi, Esq.
Telephone: (617) 951-7277
Telecopier: (617) 235-0452
Electronic Mail: byung.choi@ropesgray.com
ADMINISTRATIVE AGENT:
U.S. Bank N.A.
800 Nicollet Mall, 3rd Floor
Minneapolis, MN 55402
Attention: Richard Simons, Agent Closer
Telephone: 612-303-9369
Fax: 612-303-3851
Email: agencyserviceslcmshared@usbank.com

Annex III
(Attached)

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:________________,
To: U.S. Bank National Association, as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain 2024 Revolving Credit Agreement, dated as of March 11, 2016 (as amended by the First Amendment to the 2024 Revolving Credit Agreement, dated as of May 10, 2019, and as otherwise amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The TJX Companies, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, U.S. Bank National Association as Administrative Agent, HSBC Bank USA, National Association and JPMorgan Chase Bank, N.A. as Co-Syndication Agents and Bank of America, N.A., Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents.
The undersigned hereby certifies as of the date hereof that he/she is a Responsible Officer of the Borrower and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report of an independent registered public accounting firm required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries in accordance with GAAP as at such date and the results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP for such period, subject only to normal year-end adjustments and absence of footnotes.
2. As of the last day of such fiscal period, no Default or Event of Default exists.
[or]
2. The following is a list of each Default or Event of Default existing as of the last day of such fiscal period, its nature and status, and the Borrower’s plans with respect thereto.
3. Attached as Schedule 1 attached hereto are detailed calculations demonstrating compliance by the Borrower with the financial covenant contained in Section 7.04 of the Agreement as of the end of the fiscal period referred to above. The financial covenant analyses and information set forth on Schedule 1 are true and accurate, to the best of the Responsible Officer’s knowledge, after diligent inquiry, on and as of the date of this Certificate.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of    ,   .
THE TJX COMPANIES, INC.
By:
Name:
Title:

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

Section 7.04 – Maximum Leverage Ratio.

        A. The Ratio of:

        1.  Funded Debt at Statement Date $_________________

        B. To:

        1.  EBITDAR for the period of four (4)  $_________________
         consecutive fiscal quarters ending on the
         Statement Date

        C. Leverage Ratio (Line A.1 ÷ Line B.1):  ________: 1.00

         Maximum Leverage Ratio:  3.25 : 1.00